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                                                                   Exhibit 10.22

February 19, 2002

Tom Carter
Star Mountain, Inc.
3601 Eisenhower Avenue, Suite 450
Alexandria, VA 22304-6496

RE: Severance Benefit

Dear Tom:

     As we discussed, now that you are a Corporate Vice President of Provant, Inc. ("Provant"), on behalf of Star Mountain, Inc. (the "Company"), I want to provide you with a six-month severance package, subject to your agreement to terms of this letter.

     1. In the event that your employment is terminated by the Company other than for cause, death or disability, you shall be entitled, subject to the immediately following sentence, to receive as a severance benefit from the Company periodic payments in an amount equal to your base salary in effect at the date of such termination divided by the number of payroll periods per year then applicable to employees of the Company, for a period of six months from and after the date of such termination (hereinafter, "Severance Payments"). Your right to receive Severance Payments hereunder is conditioned upon (a) your prior execution and delivery to the Company of a general release of any and all of your claims and causes of action against Provant and the Company and each of their subsidiaries, officers and directors, excepting only the right to any base salary and/or reimbursable expenses then accrued and unpaid, and (b) your written confirmation of your obligations under the Non-Competition Agreement as (defined below). Any Severance Payments to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its employees generally, as in effect from time to time, shall be subject to offset for any amounts due the Company or its affiliates, and shall be subject to all required withholding of taxes.

     2. You agree that your covenant not to compete and non-solicitation agreement set forth below (the "Non-Competition Agreement") shall be binding on you during your employment by the Company and for one year after the termination of your employment by the Company.

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   Non-Compete Agreement. For a period of one year from the date your employment with the Company terminates, regardless of the reason therefor, you will not engage or become interested, directly or indirectly, as an owner, employee, director, partner, consultant, through stock ownership (excluding stock ownership of less than 1% in a publicly held Company), investment of capital, lending of money or property, rendering of services, or otherwise, whether alone of in association with others, in the operation, management or supervision of any type of business or enterprise in any way similar to or competitive with the business of the Company, or any of its affiliates. In addition, during such period you will not, directly or indirectly, whether on your behalf or on behalf of anyone else, (a) solicit or accept orders from any present or past customer of the Company, or any of its affiliates, for a product or service offered or sold by, or competitive with a product or service offered or sold by, the Company, or any of its affiliates; (b) induce or attempt to induce any such customer to reduce such customer's purchases for the Company, or any of its affiliates; (c) use for your benefit or disclose the name or requirements of any such customer to any other person or persons, natural or corporate; or (d) solicit any of the Company's or any of its affiliates' employees or consultants to leave the employ of the Company, or any of its affiliates, or hire anyone who was an employee of the Company, or any of its affiliate, or a consultant to the Company, or any of its affiliates, at any time within one year prior to the date your employment with the Company terminated. (The term "affiliates" includes Provant and its direct and indirect subsidiaries.) The foregoing restriction shall not prevent you from hiring or otherwise engaging any professional firm.

   3. You agree not to disclose to unaffiliated third parties, or use for your own benefit, any confidential information of the Company or its affiliates.

   4. This agreement shall be binding upon and inure to the benefit of you and your estate and Provant and the Company and each of their successors or assigns and affiliates (which affiliates shall be third party beneficiaries of this agreement), but neither this agreement nor any rights arising hereunder may be assigned or pledged by you. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

   5. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which you may qualify.

   6. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the fullest extent permitted by applicable law.

                                      -2-

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     If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement under seal among you, Provant and the Company on the basis set forth above.

                                           Sincerely,

                                           STAR MOUNTAIN, INC. &
                                           PROVANT, INC.

                                           By: /s/ Curtis M. Uehlein
                                               ----------------------
                                           Curtis M. Uehlein
                                           President and Chief Executive Officer






Agreed to and accepted this 20th day of March, 2002:



/s/ Thomas Carter
------------------------------
Thomas Carter

                                      -3-

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August 28, 2002



Mr. Thomas Carter
President
Star Mountain, Inc.
1101 King Street
Alexandria, VA 22314

Dear Tom:

Re: Severance Benefit

With regard to the memo sent to you by Curt Uehlein on February 19, 2002, we are extending your severance period from six months to twelve months. All other terms and conditions of the February 19, 2002 memo remain in effect.

We have also agreed to extend your housing allowance through December 31, 2002.

Yours truly,



/s/ Norman G. Fornella
Norman G. Fornella
Senior Vice President & CFO